Exhibit 99.1

Poniard Pharmaceuticals Announces Promising Data from Interim Safety
Analysis of Phase 1 Combination Trials of Picoplatin

in Colorectal and Prostate Cancers

— Company Planning to Initiate Phase 2 Trials in Colorectal Cancer

and in Hormone-Refractory Prostate Cancer in Q307 –

South San Francisco, Calif. (June 1, 2007) – Poniard Pharmaceuticals, Inc. (NASDAQ: PARD), a biopharmaceutical company focused on oncology, today announced promising results from an interim safety analysis of two Phase 1 dose-escalating trials of picoplatin, a new generation platinum for the potential first-line treatment of metastatic colorectal cancer (CRC) and metastatic hormone-refractory prostate cancer (HRPC).  Initial safety data from the Phase 1 trial in CRC demonstrated that picoplatin can be safely administered with fluorouracil and leucovorin, and initial safety data from the Phase 1 trial in HRPC demonstrated that picoplatin can be safely combined with the dose of docetaxel (Taxotere®) used in current practice for HRPC.

The data were included in abstracts published in the 2007 American Society of Clinical Oncology (ASCO) Annual Meeting Proceedings.

•                  Abstract #14510. Gladkov Jr O, Manikhas G, Biakhov M, Tjulandin S, Karlin D. Phase 1 study of picoplatin in combination with 5-fluorouracil and leucovorin as initial therapy in subjects with metastatic colorectal cancer.

•                  Abstract #15546. Roman L, Karlov P, Kaprin A, Gladkov Jr O, Breitz H.  Phase 1 study of picoplatin and docetaxel with prednisone in patients with chemotherapy-naïve metastatic hormone refractory prostate cancer.

“Our new data indicate that picoplatin can be safely combined with established cancer therapeutics.  In 66 patients treated up to 10 months, we have observed reversible myelosuppression that is non-cumulative and has not led to any treatment-related mortality,” said Jerry McMahon, Ph.D., chairman and CEO of Poniard.  “These Phase 1 studies have explored different doses of picoplatin and different dosing schedules either in combination with docetaxel for prostate cancer or with 5-fluorouracil and leucovorin for colorectal cancer.  We anticipate that the Phase 2 trials for both indications will begin in the third quarter of 2007, shortly after the maximum tolerated doses have been defined.”

He added, “In the Phase 1 colorectal cancer study, only three patients have experienced grade 1 neuropathy to date.  There has been no neuropathy greater than grade 1 in all patients treated, including four patients who have received a cumulative picoplatin dose of greater than 900 mg/m2.  The objective of our planned Phase 2 trial is to confirm the neuropathy-sparing properties of picoplatin given once every two weeks in a randomized trial compared to oxaliplatin and to enable a Phase 3 clinical trial to show superior safety and efficacy of FOLPI (picoplatin combined with fluorouracil and leucovorin) compared to FOLFOX (oxaliplatin combined with fluorouracil and leucovorin).  The goal of our planned Phase 2 study in prostate cancer is to generate proof-of-concept data demonstrating that picoplatin has improved efficacy with docetaxel and to enable future picoplatin combination studies with taxanes for prostate and other cancer indications.”

Phase 1 CRC Trial Data

The Phase 1 component of the CRC trial was designed to identify the maximum tolerated dose of picoplatin administered every two or four weeks with fluorouracil and leucovorin administered every two weeks.  The starting dose of picoplatin for the every-two-week regimen was 45 mg/m2.  In subsequent cohorts, picoplatin was increased by 15 mg/m2.  The starting dose of picoplatin for the every-four-week regimen was 60 mg/m2.   In subsequent cohorts, picoplatin was increased by 30 mg/m2 until dose-limiting toxicity established the maximum tolerated dose.

To date, 40 patients have been treated and have received up to 10 months of therapy.  Therapy has been well tolerated with infrequent dose delays because of non-cumulative platelet and neutrophil toxicity and mild diarrhea.  Grade 1 neuropathy was observed in three patients, and no neuropathy higher than grade 1 was observed in any patients, including four patients who have received a cumulative dose >900 mg/m2.  Transient grade 3-4 neutrophil toxicity occurred in 32 percent of patients and platelet toxicity in 13 percent of patients.  Hematologic toxicity was more frequent in the every-two-week schedule.  In the every-four-week schedule, no dose-limiting toxicity has been observed with doses of picoplatin up to 180 mg/m2.  Picoplatin was administered at doses up to 90 mg/m2 every two weeks and 180 mg/m2 every four weeks.  Both the biweekly and monthly regimens are still being evaluated to define their respective maximum tolerated doses.

Phase 1 HRPC Trial Data

The Phase 1 component of the HRPC trial is being conducted in patients with metastatic disease who had not previously been treated with chemotherapy.  Study participants received either docetaxel 60 mg/m2 every three weeks plus prednisone 5 mg twice daily plus picoplatin or docetaxel 75 mg/m2 every three weeks plus prednisone 5 mg twice daily plus picoplatin.  Picoplatin was given to sequential cohorts of subjects at 60, 80, 100 and 120 mg/m2 with docetaxel 60 mg/m2 and at 100 and 120 mg/m2 with docetaxel 75 mg/m2.

To date, 26 patients have been treated; four patients have completed 10 cycles of therapy and 15 patients remain on treatment.  Therapy has been well tolerated, with transient grade 3-4 neutropenia occurring in 46 percent of patients and grade 3-4 thrombocytopenia in 8 percent of patients.  Dose-limiting toxicity (grade 4 neutropenia) has been observed at 120 mg/m2 when given with 60 mg/m2 docetaxel.  Dose reduction for persistent hematologic toxicity has been infrequent for doses less than 120 mg/m2 picoplatin, and there has been no cumulative myelotoxicity.  Dose escalation continues with picoplatin with docetaxel at 75 mg/m2.

Planned Phase 2 Trials

Poniard anticipates initiating the Phase 2 components of the CRC and HRPC trials in the third quarter of 2007.

The Phase 2 CRC trial will include patients newly diagnosed with metastatic disease and will evaluate the safety and efficacy of picoplatin when combined with fluorouracil and leucovorin (FOLPI) and administered biweekly compared with oxaliplatin (Eloxatin®) at 85 mg/m2 combined with fluorouracil and leucovorin (FOLFOX).  The objective of this multi-center, double-blind, randomized Phase 2 CRC trial of approximately 140 patients is to demonstrate that picoplatin is a neuropathy-sparing platinum that has an improved side effect profile compared to oxaliplatin, enabling a larger randomized Phase 3 CRC trial that has the potential to demonstrate superior safety and efficacy compared to FOLFOX.

The objective of the Phase 2 HRPC trial is to position picoplatin as the preferred platinum in combination with docetaxel plus prednisone and improve on the efficacy of docetaxel as a single agent plus prednisone.  This multi-center, open-label, single-arm trial of approximately 30 patients is designed to demonstrate superior efficacy when picoplatin is administered with docetaxel plus prednisone every three weeks in the first-line setting.

About Picoplatin

Picoplatin, the Company’s lead product candidate, is designed to overcome and prevent platinum resistance associated with chemotherapy in solid tumors.  In addition to the ongoing Phase 1/2 clinical trials of intravenous picoplatin in CRC and HRPC, Poniard is evaluating intravenous picoplatin in an ongoing Phase 2 clinical trial in small cell lung cancer (SCLC).  On May 1, 2007, the Company announced treatment of the first patient in its pivotal Phase 3 SPEAR (Study of Picoplatin Efficacy After Relapse) trial of intravenous picoplatin in SCLC, which is being conducted under a Special Protocol Assessment agreement with the U.S. Food and Drug Administration (FDA).  Poniard received orphan drug designation from the FDA in November 2005 for picoplatin for the treatment of SCLC.  An oral formulation of picoplatin is being evaluated in a Phase 1 clinical trial.

About Poniard Pharmaceuticals

Poniard Pharmaceuticals, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of innovative oncology products to impact the lives of people with cancer.  The Company’s lead drug product candidate is picoplatin, which is currently being studied in clinical trials for the treatment of small cell lung, colorectal and hormone-refractory prostate cancers.  As part of the Company’s strategic goal of building a diverse oncology pipeline, the Company is collaborating with The Scripps Research Institute on the discovery of novel, small-molecule, multi-targeted protein kinase inhibitors.  For additional information please visit www.poniard.com.

This release contains forward-looking statements, including statements regarding the Company’s business objectives and strategic goals, drug development plans, and efficacy of its products in development. The Company’s actual results may differ materially from those indicated in these forward-looking statements based on a number of factors, including risks and uncertainties associated with the Company’s research and development activities; the results of pre-clinical and clinical testing; the receipt and timing of required regulatory approvals; the market’s acceptance of its proposed product; the Company’s anticipated operating losses, need for future capital and ability to obtain future funding; competition from third parties; the Company’s ability to preserve and protect intellectual property rights; the Company’s dependence on third-party manufacturers and suppliers; the Company’s lack of sales and marketing experience; the Company’s ability to attract and retain key personnel; changes in technology, government regulation and general market conditions; and the risks and uncertainties described in the Company’s current and periodic reports filed with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, as amended, and its Form 10-Q for the period ended March 31, 2007.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.  The Company undertakes no obligation to update any forward-looking statement to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

© 2007 Poniard Pharmaceuticals, Inc.  All Rights Reserved.  Poniard and Poniard Pharmaceuticals are trademarks of Poniard Pharmaceuticals, Inc.

Taxotere® and Eloxatin® are trademarks or registered trademarks of their respective companies.

For Further Information:

Julie Rathbun

Poniard Pharmaceuticals

Corporate Communications

7000 Shoreline Court, Suite 270

South San Francisco, CA  94080

206-286-2517

jrathbun@poniard.com

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